SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


                               September 12, 2006
                                (Date of Report)
                        (Date of earliest event reported)

                             JOHN WILEY & SONS, INC.
             (Exact name of registrant as specified in its charter)

                                    New York
                    (State or jurisdiction of incorporation)

0-11507                                       13-5593032
--------------------------------------        ----------------------------------
Commission File Number                        IRS Employer Identification Number

111 River Street, Hoboken NJ                  07030
--------------------------------------        ----------------------------------
Address of principal executive offices        Zip Code

Registrant's telephone number, including area code:     (201) 748-6000
                                                        ------------------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications  pursuant to Rule 425 under the Securities Act(17 CFR
    230.425)
[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange  Act(17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act(17 CFR 240.13e-4(c))


                  This is the first page of a 14-page document.

ITEM 9:        REGULATION FD DISCLOSURE

               The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions
               B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the
               Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On September 12, 2006, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for the first quarter of fiscal year 2007. A copy of the Company's press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.    Description

99.1           Press  release  dated  September  12, 2006 titled "John Wiley and
               Sons, Inc., Reports Revenues and Earnings Growth for the First Quarter" (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Ellis E. Cousens
Executive Vice President,
Chief Financial & Operations Officer
(201) 748-6534

John Wiley & Sons, Inc. Reports Strong Revenue and Earnings Growth For the First Quarter

Hoboken, NJ, September 12, 2006 - John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced that first quarter revenue for fiscal year 2007 increased 11% to $263 million. Earnings per diluted share improved 12% to $0.38, excluding a one-time tax benefit reported in the prior year's first quarter. Operating income increased 9% to $35.0 million. The reported results for the first quarter of 2007 include incremental operating expense of $2.4 million, or $0.03 per diluted share, for stock option costs resulting from the adoption of SFAS 123R. On a basis comparable to prior year, operating income increased 16% and adjusted earnings per diluted share increased 18%.

"Wiley's strong first quarter performance was driven by continued momentum in all of our global businesses," said William J. Pesce, President and Chief Executive Officer. "We are well positioned to take advantage of growth opportunities during this fiscal year and beyond. Based on first quarter results, leading indicators, and market conditions, we reaffirm our guidance for fiscal year 2007 revenue growth in the mid single digits and EPS growth in the high single digits, excluding the impact of the adoption of SFAS 123R and the one-time tax benefit recorded in fiscal year 2006."

As previously discussed in the Company's Annual Report filed on Form 10-K for fiscal year 2006, pursuant to guidance issued by the Internal Revenue Service in May 2005, the Company recorded a tax benefit of approximately $7.5 million, or $0.12 per diluted share in the first quarter of fiscal year 2006 and reduced income taxes due on the fiscal year 2005 repatriation of earnings from its European subsidiaries. The tax benefit offsets a tax charge recorded in the fourth quarter of fiscal year 2005, neither of which had a cash impact to the Company. The Company has excluded this tax item for comparative purposes so as to not distort the underlying operating performance of the Company.



Segment Highlights

During the first quarter of fiscal year 2007, the Company finalized a review of certain product prices used to settle inter-segment sales. As a result of the study, certain inter-segment product prices were modified. While the modification has no effect on consolidated financial results, it does impact individual segment operating results. The impact of the change, where significant to segment results, is described below.

Professional/Trade (P/T)
------------------------
Wiley's U.S. P/T revenue for the first quarter advanced 9% over prior year to $85.7 million. The solid first quarter performance was led by business and consumer cooking, professional education, the online advertising program and the sale of rights. Direct contribution to profit increased 2% to $19.2 million. Adjusting for the effect of the change in inter-segment product prices, revenue and direct contribution to profit improved 11% and 9%, respectively. Globally, P/T revenue in the first quarter increased 14% over the same period in the previous year.

First quarter highlights include the publication of Hotel California by Barry Hoskyns; What Israel Means to Me by Alan Dershowitz; One Party Country by Tom Hamburger and Peter Wallsten; Unwarranted Intrusions by Martin Fridson; Black Gold by George Orwel; Big Ripoff by Timothy B. Carney; Econospinning by Gene Epstein; Windows Vista For Dummies, Special Preview Edition by Andy Rathbone; Trump University Real Estate 101 by Gary Eldred; Trump University Marketing 101 by Donald Sexton; a custom edition of Betty Crocker: Cocina; Betty Crocker: Easy Everyday Vegetarian;and Betty Crocker: Why It Works.

The first three books of a new series designed to replace the venerable Frommer's Dollar-a-Day series that started in 1957 were published: Pauline Frommer's New York City; Pauline Frommer's Hawaii; and Pauline Frommer's Italy. Also during the quarter, Wiley published the fourth edition of Complete Adult Treatment Planner by Arthur E. Jongsma Jr., which includes, validated evidence-based treatment interventions that are critical in the changing mental-health landscape. The Company also began publishing the International Society for Performance Improvement's journal, in print and online through Wiley InterScience.

Several P/T titles received considerable media and customer attention during the quarter. Hotel California was listed on The Los Angeles Times Bestseller List. Other titles that remained on national and regional bestseller lists included Patrick Lencioni's Five Dysfunctions of a Team; Michael Masterson's Automatic Wealth; Eric Tyson and Ray Brown's Home Buying For Dummies; Eric Tyson's Investing For Dummies; SuDoku For Dummies by Andrew Herron and Edmund James; and The Little Book That Beat the Market by Joel Greenblatt.

The AMA Family Medical Guide was named one of the top books of the year by Prevention Magazine and was subsequently featured on the Today Show and in USA Weekend Magazine. Frank McKinney's Maverick Approach to Real Estate was showcased on ABC News' 20/20 and Barb Schwartz's Home Staging was the focus of a two-part series on NBC's Weekend Today. Business Week listed two Wiley books, Against the Gods by Peter L. Bernstein and Common Stocks and Uncommon Profits by Philip A. Fisher and Kenneth L. Fisher, among the eight books recommended by dozens of professional investors in an article entitled, "Must-Read For Investor." Lisa Yockelson's ChocolateChocolate and Paula Wolfert's Cooking of Southwest France were included in Food & Wine magazine's annual Best of the Best Cookbooks.

Several Wiley authors and publications received awards during the quarter. Scott Green, author of Manager's Guide to the Sarbanes-Oxley Act and Sarbanes-Oxley and the Board of Directors, was one of five professionals added by the American Institute of CPAs to its Business and Industry Hall of Fame. Six Wiley journals and newsletters received Apex Awards of Excellence in multiple categories.

During the quarter, Wiley announced an agreement with Microsoft to publish business books under a Microsoft Executive Circle series. The first title, Think
Factory: Managing Today's Most Precious Resource: Information by Susan Conway, is scheduled for release early in 2007. In May, the Company signed the first titles in a new alliance with Computer Associates.

The American Culinary Federation endorsed two Wiley's titles, Supervision in the Hospitality Industry: Applied Human Resources, 5th Edition by Jack E. Miller, John R. Walker, and Karen Eich Drummond and Nutrition for Foodservice and Culinary Professionals, 6th edition by Karen Eich Drummond and Lisa M. Brefere.


Scientific, Technical, and Medical (STM)
----------------------------------------
U.S. STM revenue increased 10% to $53.6 million over the previous year's first quarter. These results were driven by increased revenue from journal subscriptions, controlled-circulation advertising and books. New businesses and publications acquired during the past year, such as InfoPOEMs, Dialysis & Transplantation, The Hospitalist, and the Journal of Orthopaedic Research, contributed $1.2 million, or 2%, to the year-on-year growth. Direct contribution to profit increased 2%. The first quarter direct contribution margin was 46.5%, compared to 50.3% in the previous year. The decrease was mainly due to timing of advertising and selling costs and additional costs associated with business growth.

In addition to healthy subscription journal license renewals, several new Enhanced Access Licenses (EAL) were signed by academic and corporate customers around the world. EAL customers enjoyed improved customer service due to a number of system enhancements implemented during the quarter. Customers continue to take advantage of Wiley InterScience's wide range of access options. During the first quarter, the number of visits to Wiley InterScience increased by approximately 30% over prior year.

To broaden access to InfoPOEMs, Wiley signed collaborative agreements with Skyscape, a company with access to markets for mobile medical content, and PatientKeeper, a leading developer of physician information systems. Healthcare professionals using PatientKeeper(R) will consult InfoPOEMs evidence-based content in the context of a specific patient's information, filtered for relevance and coupled with powerful clinical support tools.

The growing value of Wiley's journals to the scientific community was evident in the results of the recently announced Thomson ISI(R) 2005 ISI Journal Citation Reports, an independent ranking of impact factors, which measure how often a journal's articles are cited by other researchers. Globally, 65% of Wiley global journals included in the Journal Citation Report's Science Edition increased their impact factors.

During the quarter, Wiley signed agreements with scholarly societies, including the Mt. Sinai School of Medicine, the American Cancer Society, and the International Society for Magnetic Resonance in Medicine. Wiley signed a new five-year journal publishing agreement with the International Union of Biochemistry and Molecular Biology. Now in its 33rd year of publication, Biochemistry and Molecular Biology Education is led by Editors-in-Chief Dr. Donald Voet, Department of Chemistry, University of Pennsylvania and Dr. Judith
G. Voet, Department of Chemistry, Swarthmore College, who are also authors of Wiley textbooks and learning materials.

Wiley continued to build its controlled-circulation advertising-based publication business through the acquisition of Clinical Cardiology. The Company also signed a contract with the American College of Rheumatology to launch The Rheumatologist, a controlled circulation newspaper.

The STM book program experienced another solid quarter, fueled by growth in online revenue and strong title output.


Higher Education
----------------
U.S. Higher Education revenue grew 5% to $47.7 million over the first quarter of fiscal year 2006. The improvement was principally due to strong sales in the accounting and social sciences programs. The first quarter direct contribution to profit of $17.1 million was unchanged from the previous year. Adjusting for the effect of the change in inter-segment product prices, U.S. Higher Education revenue and direct contribution to profit increased 7% and 6%, respectively. Globally, Higher Education revenue increased 7% over prior year.

WileyPLUS sales climbed rapidly as more teachers and students were introduced to this online integrated suite of content, learning, and teaching tools. By the end of the first quarter, sales of WileyPLUS units were up 50% over the same period last year. Revenue from the sale of WileyPLUS is deferred and recognized over the applicable school semester. As of the end of the first quarter, approximately $2.6 million of revenue was deferred. The majority of this revenue will be recognized during fiscal year 2007.

Driving growth were strong sales of titles such as Hughes-Hallett/Applied Calculus, 3rd edition; Kimmel/Financial Accounting, 4th edition; Kieso/Intermediate Accounting, 12th edition; deBlij/Regions, 12th edition and Human Geography, 8th edition; Huffman/Psychology 8th edition; Cutnell/Physics, 7th edition; Barnett/Analytic Trigonometry Applications, 9th edition; and Kreyszig/Advanced Engineering Mathematics, 9th edition. Higher Education is taking advantage of Wiley's multiple sales channels. Revenue from professional and trade channels through direct/online and retail sales grew 23% over the same prior year period.

Higher Education launched the Wiley Visualizing Series at its recent sales conference. Developed in an exclusive partnership with the National Geographic Society, which is known for its extensive and masterful collection of maps, images, and data, these introductory level textbooks integrate rich visuals and media with text to enhance learning.

Wiley is the only publisher to sponsor the Imagine Cup 2006, Microsoft's global technology competition where students apply technology to solve the world's toughest problems. Over 65,000 students from 100 countries applied creativity, skills, and technology to create a solution to a health issue. A Wiley author, David Ellis, provided the keynote address at the closing ceremonies in India. His award-winning book, Technology and the Future of HealthCare: Preparing for the Next 30 Years, was selected by Microsoft as a gift for the 500 Imagine Cup student finalists.

Wiley and the George Lucas Educational Foundation, a non-profit organization dedicated to innovation and improvement in U.S. schools, signed an agreement to co-produce a series of six textbooks employing project-based learning, which has been demonstrated to deepen the knowledge of the subject matter, increase self-direction, and improve research and problem solving skills.

During the quarter, Higher Education worked with the CFA Institute, a global membership organization of more than 83,000 investment practitioners and educators, to publish finance titles under the CFA Institute Investment Series brand. Wiley and the CFA Institute will develop a series of branded titles, online tools, and resources, extending the reach of CFA Institute content to university students and finance professionals worldwide.


Europe
------
Building on the strength exhibited throughout fiscal year 2006, Wiley Europe's first quarter revenue of $71.9 million grew 14% over prior year, or 13% adjusted for the effects of foreign currency. All product groups improved during the quarter with STM journals and P/T books contributing the largest increases over the first quarter of fiscal year 2006. Direct contribution to profit increased 29% over the prior year period mainly due to product mix. Adjusting for the effect of the change in inter-segment product prices, Wiley Europe's first quarter revenue and direct contribution to profit improved 15% and 19%, respectively.

The British Journal of Surgery, which Wiley publishes, was awarded the prestigious Association of Learned and Professional Society Publisher prize. During the quarter, Wiley Europe published the inaugural issue of Chemistry - An Asian Journal. In July, Wiley Europe entered into an agreement with the Royal Meteorological Society to publish four new journals. Wiley Europe also signed a contract with the Strategic Management Society to publish a new journal, Strategic Entrepreneurship, extending its relationship with the Society, with whom it already publishes the Strategic Management journal.

Early in the quarter, Wiley Europe and Curtin University in Australia reached an agreement to re-launch Developments in Chemical Engineering and Mineral Processing and Asia-Pacific Journal of Chemical Engineering. Wiley Europe renewed its contract with National Health Service in the United Kingdom for the Cochrane National Site License through 2007. In July, Wiley-VCH relaunched the pro-physik.de portal with a number of new customer-oriented features, such as enhanced search capabilities, that were well received by the more than 52,000 members of the German Physical Society, as well as its other visitors.

The STM book program in Europe enjoyed solid growth. The For Dummies program sustained its momentum with the continued success of SuDoku For Dummies.

Wiley Europe has been exploring new business opportunities with telecommunications companies. As a result, it extended its publishing partnership with Symbian to include the formation of a new Symbian Academy program for accredited Higher Education institutions, drawing on content from across all of Wiley's publishing programs. In addition, the Company collaborated with Qualcomm to publish WCDMA (UMTS) Deployment Handbook: Planning and Optimization Aspects by Christophe Chevalier (Editor) and Christopher Brunner, Andrea Garavaglia, Kevin P. Murray, and Kenneth R. Baker (Co-Editors).

WileyPLUS was successfully introduced to the German market during the quarter based on material adapted from Voet and Voet/Fundamentals of Biochemistry, 2nd edition, and Solomons/Organic Chemistry, 8th edition. A German-language version linked to Halliday, Resnick, Walker, and Koch/Physik, is scheduled for the fall.

Asia, Australia, and Canada
---------------------------
Wiley's revenue in Asia, Australia, and Canada was up 16%, or 13%, excluding the favorable effects of foreign currency. Strong Higher Education and P/T sales in Asia and Australia and P/T sales in Canada contributed to the improvement over the first quarter of fiscal year 2006. Direct contribution to profit increased 2%. Excluding the effect of foreign currency and adjusting for the effect of the change in inter-segment product prices, direct contribution to profit declined slightly to $3.5 million, principally due to product mix and the timing of Higher Education sales in Canada.

Wiley Asia's P/T program began the year on a positive note with the publication of a number of key titles with global appeal, including An Investor's Guide to the Next Economic Superpower, by Aaron Chaze; China CEO: Voices of Experience from 20 International Leaders by Juan Antonio Fernandez and Laurie Underwood; and The Lenovo Affair: The Growth of China's Computer Giant and Its Takeover of IBM-PC by Zhijun Ling and Martha Avery. Revenue from translations increased during the first quarter in virtually all Asian markets.

Wiley Australia also began the year with several successful product launches, including the first three titles of the Australian Institute of Management series.

Wiley Canada had a good start to the year, driven by sales of business, technology, and consumer titles. The Company published Blackberry 7130 For Dummies in conjunction with Research in Motion.

WileyPLUS gained ground with new adoptions across Asia, Australia, and Canada. Its ability to deliver rich online content and resources is being tapped with the first quarter publication of Jordan/Introduction to Inclusive Education, to gain entry to Canada's teacher-training market.

Conference Call
Wiley will hold a conference call today, Tuesday, September 12, 2006, at 10:30 a.m. (EDT) to discuss its financial results for the first quarter of fiscal year 2007. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (800) 946-0722 International callers may participate by dialing: (719) 457-2647

A replay of the call will be available from 1:30 p.m. (EDT) on Tuesday, September 12 through midnight on Tuesday, September 19, by dialing (888) 203-1112 or (719) 457-0820 and entering Pass code: 4132883.

A      live      audio       webcast      will      be       accessible       at
http://www.wiley.com/go/communications.   A  replay  of  the  webcast   will  be
accessible for 14 days afterwards.

"Safe Harbor"  Statement under the Private
 Securities  Litigation Reform Act of 1995
------------------------------------------
This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide and (ix) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Founded in 1807, John Wiley & Sons, Inc., provides must-have content and services to customers worldwide. Its core businesses include scientific, technical, and medical journals, encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing, and distribution centers in the United States, Canada, Europe, Asia, and Australia. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at http://www.wiley.com.

                             JOHN WILEY & SONS, INC.
                              SUMMARY OF OPERATIONS
                              FOR THE FIRST QUARTER
                          ENDED JULY 31, 2006 AND 2005
                    (in thousands, except per share amounts)


                                                                                  First Quarter
Adjusted - For Prior Year Tax  Benefit                                            Ended July 31,
--------------------------------------                            --------------------------------------------
                                                                      2006           2005          % Change
                                                                  -----------     ----------      ------------
Revenues                                                        $  263,432          236,749           11.3%

Costs and Expenses
     Cost of Sales                                                  85,174           76,821           10.9%
     Operating and Administrative Expenses                         139,713          124,706           12.0%
     Amortization of Intangibles                                     3,583            3,066           16.9%
                                                                  -----------     ----------
     Total Costs and Expenses                                      228,470          204,593           11.7%
                                                                  -----------     ----------

Operating Income                                                    34,962           32,156            8.7%
     Operating Margin                                               13.3%            13.6%

Interest Expense and Other, Net                                      1,912            1,508
                                                                   ----------      ----------

Income Before Taxes                                                 33,050           30,648            7.8%

Adjusted Provision  for Income Taxes                                11,105           10,267
                                                                   ----------      ----------

Adjusted Net Income                                             $   21,945           20,381            7.7%
                                                                   ==========      ==========

Adjusted Income Per Share - Diluted                             $    0.38             0.34            11.8%
                          - Basic                               $    0.39             0.35

Average Shares - Diluted                                            57,899           60,642
               - Basic                                              56,753           58,916



Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
----------------------------------------------------------------------
Adjusted Net Income                                             $   21,945           20,381
Tax Benefit (A)                                                       -               7,476
                                                                  ----------      ----------
     Net Income - as Reported                                   $   21,945           27,857         -21.2%
                                                                  ==========      ==========

Adjusted Income Per Share - Diluted                             $    0.38             0.34
Tax Benefit (A)                                                       -               0.12
     Income Per Share - Diluted as Reported                     $    0.38             0.46          -17.4%
                                                                  ==========      ==========



Reconciliation of Non-GAAP Adjusted Financial Disclosure (SFAS 123R and Tax Benefit)
------------------------------------------------------------------------------------
Operating Income as reported                                    $   34,962           32,156
Incremental costs due to adoption of SFAS 123R (B)                   2,393
                                                                  ----------      ----------
     Adjusted Operating Income                                  $   37,355           32,156          16.2%
                                                                  ==========      ==========

Net Income - as Reported                                        $   21,945           27,857
Incremental Costs due to Adoption of SFAS 123R, Net of Tax (B)       1,493
Tax Benefit (A)                                                       -              (7,476)
                                                                  ----------      -----------
     Adjusted Net Income                                        $   23,438           20,381          15.0%
                                                                  ==========      ===========

Income Per Share - Diluted as Reported                          $    0.38             0.46
Incremental Costs due to Adoption of SFAS 123R, Net of Tax(B)        0.03
Tax Benefit (A)                                                       -              (0.12)
        Adjusted Income Per Share - Diluted                     $    0.40             0.34           17.6%
                                                                  ==========      ===========

(A) The adjusted amounts above exclude $7.5 million, or $.012 per diluted share, of tax benefits recorded in the first quarter of fiscal year 2006 associated with the reversal of a tax accrual recorded on the repatriation of dividends from European subsidiaries in the fourth quarter of fiscal year 2005. On May 10, 2005, the US Internal Revenue Service issued Notice 2005-38. The notice provided for a tax benefit that fully offset the tax accrued by the Company on foreign divideds in the fourth quarter of fiscal year 2005. The tax benefit and the corresponding tax accrual had no cash impact on the Company.

(B) In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R requires that companies recognize share-based compensation to employees in the Statement of Income based on the fair value of the share-based awards. The Company adopted SFAS 123R in the first quarter of fiscal year 2007. The adjusted amounts above exclude the impact of expenses associated with the adoption of SFAS No. 123R.

Note: The Company's management evaluates operating performance excluding unusual and/or nonrecurring events. The Company believes excluding such events provides a more effective and comparable measure of performance. Since the adjusted amounts are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as reported, as an indicator of operating performance.

                             JOHN WILEY & SONS, INC.
                                 SEGMENT RESULTS
                              FOR THE FIRST QUARTER
                          ENDED JULY 31, 2006 AND 2005
                    (in thousands, except per share amounts)


                                                                   First Quarter
                                                                  Ended July 31,
                                                   ---------------------------------------------------------
                                                         2006               2005              % Change
                                                    -------------      -------------       -----------------
Revenues
------------------------------------------
US Segment
       Professional/Trade                     $         85,654             78,516                9.1%
       Scientific, Technical and Medical                53,567             48,753                9.9%
       Higher Education                                 47,741             45,542                4.8%
                                                   --------------      -------------
Total US                                               186,962            172,811                8.2%
European Segment                                        71,920             63,126               13.9%
Asia, Australia & Canada Segment                        28,066             24,156               16.2%
Intersegment Sales Eliminations                        (23,516)           (23,344)               0.7%
                                                   --------------      -------------
Total Revenues                                $        263,432            236,749               11.3%
                                                   ===============     =============


Direct Contribution to Profit
------------------------------------------
US Segment
       Professional/Trade                     $         19,160             18,842                1.7%
       Scientific, Technical and Medical                24,934             24,545                1.6%
       Higher Education                                 17,053             17,019                0.2%
                                                   ---------------     --------------
Total US                                                61,147             60,406                1.2%
European Segment                                        24,118             18,627               29.5%
Asia, Australia & Canada Segment                         3,526              3,457                2.0%
                                                   ---------------     --------------
Total Direct Contribution to Profit                     88,791             82,490                7.6%


Shared Services and Administrative Costs
------------------------------------------
       Distribution                                    (12,387)           (11,848)               4.5%
       Information Technology & Development            (15,183)           (15,024)               1.1%
       Finance                                          (8,481)            (8,019)               5.8%
       Other Administration                            (17,778)           (15,443)              15.1%
                                                   ---------------     --------------
Total Shared Services and Admin. Costs                 (53,829)           (50,334)               6.9%


Operating Income                              $         34,962             32,156                8.7%
                                                   ===============     ==============

                             JOHN WILEY & SONS, INC.
                   CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (in thousands)


                                                                          July 31,
                                                              --------------------------------         April 30,
                                                                   2006              2005                2006
                                                              --------------   ---------------      ---------------
Current Assets
       Cash & cash equivalents                         $           23,804           13,075               60,757
       Accounts receivable                                        170,131          155,721              158,275
       Inventories                                                 89,949           83,329               88,578
       Deferred income tax benefit                                  6,218            5,921                5,536
       Other current assets                                        11,072           12,398               13,162
                                                              --------------   ---------------      ---------------
       Total Current Assets                                       301,174          270,444              326,308
Product Development Assets                                         65,106           59,555               65,641
Property, Equipment and Technology                                102,212          108,239              102,123
Intangible Assets                                                 305,431          300,903              302,384
Goodwill                                                          198,833          193,146              198,416
Deferred Income Tax Benefit                                         6,572            4,208                3,809
Other Assets                                                       28,931           26,564               27,328
                                                              --------------   ---------------      ---------------
       Total Assets                                             1,008,259          963,059            1,026,009
                                                              ==============   ===============      ===============

Current Liabilities
       Accounts and royalties payable                              87,910           78,391               97,231
       Deferred revenue                                            97,988           97,443              143,923
       Accrued income taxes                                        31,328           33,399               24,226
       Other accrued liabilities                                   58,642           60,627               96,729
                                                              --------------   ---------------      ---------------
       Total Current Liabilities                                  275,868          269,860              362,109
Long-Term Debt                                                    200,238          192,473              160,496
Accrued Pension Liability                                          57,844           63,828               56,068
Other Long-Term Liabilities                                        32,754           34,191               35,627
Deferred Income Taxes                                              11,652            2,700                9,869
Shareholders' Equity                                              429,903          400,007              401,840
                                                              --------------   ---------------      ---------------
       Total Liabilities & Shareholders' Equity         $       1,008,259          963,059            1,026,009
                                                              ==============   ===============      ================

                       JOHN WILEY & SONS, INC.
                     STATEMENTS OF FREE CASH FLOW
                            (in thousands)


                                                                                                Three Months Ended
                                                                                                     July 31
                                                                                        ----------------------------------
                                                                                            2006                  2005
                                                                                        ------------          ------------

Operating Activities:
       Net income                                                                   $     21,945                27,857
       Amortization of intangibles                                                         3,583                 3,065
       Amortization of composition costs                                                   9,260                 8,476
       Depreciation of property, equipment and technology                                  6,856                 8,198
       Special non-cash tax benefit                                                         -                   (7,476)
       Stock-based compensation (net of tax)                                               3,255                 1,338
       Non-cash charges and other                                                         13,350                15,533
       Change in deferred revenue                                                        (47,082)              (45,184)
       Net change in operating assets and liabilities                                    (49,691)              (40,769)
                                                                                        ------------          ------------
           Cash Used for Operating Activities, excluding acquisitions                    (38,524)              (28,962)

Investments in organic growth:
       Additions to product development assets                                           (15,651)              (12,878)
       Additions to property, equipment and technology                                    (5,993)               (4,734)
                                                                                        ------------          ------------

                  Free Cash Flow                                                         (60,168)              (46,574)

Other Investing and Financing Activities:
       Acquisitions, net of cash                                                          (4,294)              (15,359)
       Sale of marketable securities                                                        -                   10,000
       Repayment of long-term debt                                                          -                  (50,000)
       Borrowings of long-term debt                                                       39,525                50,000
       Purchase of treasury shares                                                        (7,278)              (21,314)
       Cash dividends                                                                     (5,636)               (5,334)
       Proceeds from issuance of stock on option exercises and other                         694                 2,659
                                                                                        ------------          ------------
           Cash Provided by (Used for) in Investing and Financing Activities              23,011               (29,348)

                                                                                        ------------          ------------
Effects of Exchange Rate Changes on Cash                                                     204                  (404)
                                                                                        ------------          ------------

Decrease in Cash and Cash Equivalents for Period                                    $    (36,953)              (76,326)
                                                                                        ============          ============



                                         RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
       Additions to product development assets                                      $    (15,651)              (12,878)
       Additions to property, equipment and technology                                    (5,993)               (4,734)
       Acquisitions, net of cash                                                          (4,294)              (15,359)
       Sale (Purchase)  of marketable securities                                            -                   10,000
                                                                                        ------------          ------------
           Cash Used for Investing Activities                                       $    (25,938)              (22,971)
                                                                                        ============          ============

Financing Activities:
Cash Provided by (Used for) Investing and Financing Activities                      $     23,011               (29,348)
Less:
       Acquisitions, net of cash                                                          (4,294)              (15,359)
       Sale (Purchase) of marketable securities                                                -                10,000
                                                                                        ------------          ------------
           Cash Provided by (Used for) Financing Activities                         $     27,305               (23,989)
                                                                                        ============          ============

                                   SIGNATURES
                                   ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized


                                   JOHN WILEY & SONS, INC.
                                   Registrant



                                   By        /s/ William J. Pesce
                                            -----------------------
                                            William J. Pesce
                                            President and
                                            Chief Executive Officer



                                   By         /s/ Ellis E. Cousens
                                            -----------------------
                                            Ellis E. Cousens
                                            Executive Vice President and
                                            Chief Financial & Operations Officer






                                   Dated:   September 12, 2006